Exhibit 10.9

CLEAR SECURE, INC.

2021 Omnibus Incentive Plan

Notice of Grant of NONQUALIFIED STOCK OPTIONS

The undersigned Participant has been granted stock options (“Options”) to purchase Common Stock of the Company, subject to the terms and conditions of this Notice, the attached Nonqualified Stock Option Award Agreement and the 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”), as follows:

Participant:	[__]

Number of Shares Underlying Options:	[__]

Date of Grant:	[__]

Exercise Price Per Share:	$[__]

Expiration Date:	[__________], subject to earlier termination as set forth in the Agreement.

Vesting Schedule:	Except as otherwise provided in the Nonqualified Stock Option Award Agreement attached hereto as Annex I, the Options shall vest as follows:
[__________________] (each such date, a “Vesting Date”), subject to the Participant’s continued employment with, service as a director of, or engagement to provide services to the Company or any of its Affiliates (“Continued Service”) through the applicable Vesting Date. Any fractional portion of the Options resulting from the application of the Vesting Schedule shall be aggregated and the portion of the Options resulting from such aggregation shall vest on the final Vesting Date.

By accepting (whether in writing, electronically or otherwise) the Options, you acknowledge and agree that the Options are granted under and governed by the additional terms and conditions of the Plan and the Nonqualified Stock Option Award Agreement attached hereto as Annex I, each of which is hereby made a part of this document.

PARTICIPANT	CLEAR SECURE, INC.

By:
Title:

ANNEX I

CLEAR SECURE, INC

2021 Omnibus Incentive Plan

NONQUALIFIED STOCK OPTION

AWARD AGREEMENT

Pursuant to the Notice of Grant of Nonqualified Stock Options (“Notice”) and this Nonqualified Stock Option Award Agreement together with the Notice, this “Award Agreement”), Clear Secure, Inc. (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) has granted the Participant options to acquire shares of Common Stock (“Options”) under the Clear Secure, Inc. 2021 Omnibus Incentive Plan (as amended from time to time, the “Plan”) with respect to the number of Shares indicated in the Notice. The Options are granted to the Participant effective as of the Date of Grant set forth in the Notice. Capitalized terms not explicitly defined in this Award Agreement or in the Notice but defined in the Plan shall have the same definitions as in the Plan.

1.             Terms of Option.

(a)                Grant. The Options are not intended to qualify as Incentive Stock Options and so are Nonqualified Stock Options. The Options shall vest and become exercisable in accordance with Section 2. The exercise price per Share is set forth in the Notice.

(b)                Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Award Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan and this Award Agreement.

2.            Vesting and Exercisability. Except as may otherwise be provided herein, the Options shall vest and become exercisable according to the schedule set forth under Vesting Schedule in the Notice. The Options shall become exercisable to the extent vested.

3.             Termination of Employment or Services; Change in Control.

(a)                If the Participant’s Continued Service terminates for any reason, the unvested portion of the Options shall be canceled immediately and the Participant shall immediately forfeit without any consideration any rights to the Shares subject to such unvested portion, subject to clause (b) below.

(b)                In the event of a Change in Control, if (i) the Options are not assumed, continued or substituted as provided in Section 12(b) of the Plan, or (ii) if the Participant incurs an involuntary termination without Cause (as determined by the Board, in its sole discretion, taking into consideration its powers under the Plan and any offers of employment by an acquirer (or its affiliates) in connection with such Change in Control) [or resigns with Good Reason, in each case,] within [three months before or] 12 months after the Change in Control, 100% of the Options then held by Participant (or the applicable assumed or substituted Award) shall become fully vested and exercisable.

(c)                [For purposes of this Award Agreement, "Good Reason" shall mean, for any Participant that has an employment agreement or offer letter or similar agreement with the Company or its Affiliates that contains a definition of "Good Reason" (or term of similar meaning), the definition of "Good Reason" in such employment agreement or offer letter or similar agreement, and for any other Participant: (i) a reduction in the Participant’s base salary; (ii) a material reduction in the Participant’s annual bonus opportunity; or (iii) a geographical relocation of the Participant’s primary work location to be any place outside a 50-mile radius from the Participant’s primary work location as of the Change in Control. The Participant’s employment with the Company shall have been considered terminated with Good Reason if the Participant provides the Company with written notice (within ninety (90) days following the initial occurrence of the situation establishing the basis for Good Reason) setting forth the facts and circumstances resulting in Good Reason and allows the Company thirty (30) days to cure the situation. If the Company fails to cure and the Participant terminates his or her employment within thirty (30) days following the cure period, such termination shall be considered with Good Reason.]

4.             Expiration.

(a)                In no event shall all or any portion of the Options be exercisable after the Expiration Date set forth in the Notice (such maximum period following the Date of Grant, the “Option Period”).

(b)                If, prior to the end of the Option Period, the Participant’s Continued Service is terminated without Cause or by the Participant for any reason, then the Options shall expire on the earlier of the last day of the Option Period and the date that is 90 days after the date of such termination, but shall be exercisable only to the extent that the Options were exercisable at the time of such termination.

(c)                If (i) the Participant’s Continued Service is terminated prior to the end of the Option Period on account of the Participant’s Disability, (ii) the Participant dies while still in Continued Service, or (iii) the Participant dies following a termination described in subsection (b) above but prior to the expiration of an Option, the Options shall expire on the earlier of the last day of the Option Period and the date that is one year after the date of death or termination on account of Disability of the Participant, as applicable, but shall be exercisable by the Participant or Participant’s beneficiary, as applicable, only to the extent that the Options were exercisable at the time of such termination.

(d)                If the Participant’s Continued Service ceases due to a termination for Cause, the Options (whether vested or unvested) shall expire immediately upon such termination.

5.             Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of the Options until the Participant has paid in full to the Company the exercise price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld. The Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms hereof. The exercise price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent; or (ii) by such other method as the Committee may permit, including without limitation: (A) in the form of other property (including previously owned Shares; provided that such Shares are not subject to any pledge or other security interest and, except as otherwise determined by the Committee, have been held for at least six months) having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes, (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Options and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the shares of Common Stock to settle the applicable trade, or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of Options having a Fair Market Value on the date of exercise equal to the exercise price and all applicable required withholding taxes.

6.            No Rights as a Stockholder. The Participant shall not be deemed for any purpose (including without limitation any right to vote or receive dividends or any other stockholder rights) be the owner of any shares of Common Stock hereunder unless, until and to the extent that (i) the applicable of the Options shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Award Agreement, subject to compliance with applicable laws.

7.            Compliance with Legal Requirements.

(a)                Generally. The granting and exercising of the Option, and any other obligations of the Company under this Award Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Award Agreement.

(b)                Tax Withholding. Any exercise of the Options shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Options or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Options or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes, including the right to use a broker-assisted “cashless exercise” as described in Section 5(ii)(B) hereof. The Company may permit the Participant, and may require the Participant, to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be received upon exercise of the Options with a Fair Market Value equal to such withholding liability, subject to the terms of the Plan.

8.             Clawback. To the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Options shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Award Agreement). The Participant hereby acknowledges and agrees that the Options shall be subject to any clawback policies approved by the Committee from time to time, the Committee retains the right at all times to decrease or terminate all awards and payments under the Plan, and any and all amounts payable under the Plan, or paid under the Plan, shall be subject to clawback, forfeiture and reduction to the extent determined necessary to comply with applicable law and/or policies of the Company.

9.             Miscellaneous.

(a)                Transferability. The Options may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 15(b) of the Plan. Any attempted Transfer of the Options contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b)                Waiver. Any right of the Company contained in this Award Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Award Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)                Section 409A. The Options are not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Award Agreement, if any provision of the Plan or this Award Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9(c) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Options or the Shares will not be subject to interest and penalties under Section 409A.

(d)                General Assets. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying Award, in and of itself, has any assets. The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Options, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Options, as and when exercise pursuant to the terms of this Agreement.

(e)                Notices. Any notices provided for in this Award Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.

(f)                 Severability. The invalidity or unenforceability of any provision of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law.

(g)                No Rights to Employment, Directorship or Service. Nothing contained in this Award Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)                Fractional Shares. The Company shall be under no obligation to issue a fraction of a share of Common Stock resulting from any exercise of the Options or an adjustment of the Options pursuant to Section 11 of the Plan or otherwise.

(i)                 Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j)                 Successors. The terms of this Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)                Entire Agreement. This Award Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Award Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Sections 11, 12 or 14 of the Plan.

(l)                 Governing Law. This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(m)              Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Award Agreement or the Options shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Award Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten days after such mailing.

(n)                Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Award Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Award Agreement by, among other things, the mutual waivers and certifications in this section.

(o)                International Participants. To the extent the Participant resides or works outside of the United States or is subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of this Award Agreement in order to conform the terms hereunder or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this Section, the Committee is specifically authorized to adopt rules and procedures with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise of the Options granted hereunder, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules or procedures applicable to particular Subsidiaries, Affiliates or locations.

(p)                Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Award Agreement.

(q)                Counterparts. The Notice may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, or may be accepted by any electronic means.

(r)                 Electronic Signature and Delivery. The Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(s)                Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.